EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following registration statements on Forms S-3 and S-4 and related prospectuses and in the following registration statements on Form S-8 of D.R. Horton, Inc. of our report dated November 7, 2003 with respect to the consolidated financial statements of D.R. Horton, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2003.

Form S-3	Registration No. 333-76175
Registration No. 333-57388
Registration No. 333-84088

Form S-4	Registration No. 333-56491
Registration No. 333-89344
Registration No. 333-73888
Registration No. 333-89348

Form S-8	Registration No. 333-48874
Registration No. 333-83162
Registration No. 333-03570
Registration No. 333-47767
Registration No. 333-51473
Registration No. 333-72423
Registration No. 333-69694
Registration No. 333-90988
Registration No. 333-89346

/s/ Ernst & Young LLP

Fort Worth, Texas

December 9, 2003